EXHIBIT 99.1

CITI TRENDS ANNOUNCES FIRST QUARTER 2006 RESULTS

First Quarter Net Income Increased 111% to $6.9 million, EPS of $0.49

First Quarter Comparable Store Sales Increased 21.0%

Increases Fiscal 2006 Guidance to $1.43 to $1.47 per Share

SAVANNAH, GA (May 18, 2006) — Citi Trends, Inc. (NASDAQ: CTRN) today reported results for the first quarter ended April 29, 2006.

Financial Highlights – 13 weeks ended April 29, 2006

Total net sales increased 44.1% to $91.7 million compared with $63.6 million for the 13-week period ended April 30, 2005. Comparable store sales increased 21.0% compared with a 6.9% increase in the prior-year quarter. Relocated and expanded stores are included in the comparable store sales results. Net income increased 111% to $6.9 million compared with $3.3 million for the prior-year quarter. Earnings per diluted share increased 63% to $0.49 compared with $0.30 in the prior-year quarter.

For the first quarter, the Company opened 15 stores, reaching a total store count of 250 at the end of the quarter. For the remainder of the year, the Company plans to open an additional 25 to 28 stores bringing the end of year store count to 275 to 278.

Fiscal 2006 Outlook

The Company is increasing its fiscal 2006 earnings guidance to a range of $1.43 to $1.47 per diluted share. This guidance is based upon an anticipated fiscal 2006 comparable store sales increase of between 3% and 5%, the opening of 40 to 43 new stores, with no closings planned, and 14.0 million diluted shares outstanding. This store opening schedule in fiscal 2006 is expected to increase selling square footage by approximately 20%, consistent with the Company’s previously issued guidance. Included in the above guidance is the implementation of FAS123R which is now expected to increase fiscal 2006 by $0.01 per diluted share compared to the Company’s previous guidance of a $0.05 per diluted share decrease.

The Company reminds investors of the complexity of accurately assessing future growth given the difficulty in predicting fashion trends, consumer preferences and general economic conditions and the impact of other business variables.

Investor Conference Call and Webcast

Citi Trends will host a conference call on May 18, 2006, at 5:00 p.m. EDT. The number to call for the live interactive teleconference is (913) 981-5572. A replay of the conference call will be available until May 25, 2006, by dialing (719) 457-0820 and entering the passcode, 6008491.

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CTRN Announces Fiscal 2006 First Quarter Results

May 18, 2006

The live broadcast of Citi Trends’ quarterly conference call will be available online at the Company’s website, www.cititrends.com, as well as http://ir.cititrends.com/medialist.cfm on May 18, 2006, beginning at 5:00 p.m. EDT. The online replay will follow shortly after the call and continue through June 1, 2006.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company currently operates 253 stores located in 16 states in the South, Southeast, Midwest and Mid-Atlantic regions, and our website address is www.cititrends.com.

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties. The words “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth and expansion risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Tom Stoltz	Ed Anderson
	Citi Trends, Inc.	Citi Trends, Inc.
	Chief Financial Officer	Chairman and Chief Executive Officer
	(912) 443-2075	(912) 443-3705

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CTRN Announces Fiscal 2006 First Quarter Results

May 18, 2006

CITI TRENDS INC.

CONDENSED STATEMENT OF INCOME

(unaudited)

(in $000’s, except share and per share data)

	Thirteen Weeks Ended
	Apr. 29, 2006	Apr. 30, 2005
Net sales	$91,681	$63,616
Cost of sales	55,372	38,482

Gross profit	36,309	25,134
Selling, general and administrative expenses	26,241	19,758

Income from operations	10,068	5,376
Interest income	497	51
Interest expense	(41)	(162)

Income before provision for income taxes	10,524	5,265
Provision for income taxes	3,630	2,000

Net income	$6,894	$3,265

Net income per share, basic	$0.51	$0.35
Net income per share, diluted	$0.49	$0.30

Weighted average shares used to compute net income per share, basic	13,447,612	9,295,000
Weighted average shares used to compute net income per share, diluted	14,070,152	10,986,959

CITI TRENDS, INC.
CONDENSED BALANCE SHEETS
(in $000’s)
	Apr. 29, 2006	Jan. 28, 2006
	(unaudited)
Assets
Cash and cash equivalents	$9,404	$9,079
Marketable securities	50,634	54,458
Inventory	58,894	54,021
Other assets	10,289	6,306
Property and equipment, net	26,217	23,426

Total assets	$155,438	$147,290

Liabilities and Stockholders’ Equity
Borrowings under line of credit	$—	$—
Accounts payable and accrued liabilities	50,858	57,667
Other liabilities	6,548	5,874
Total stockholders’ equity	98,032	83,749

Total liabilities and stockholders’ equity	$155,438	$147,290

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